Exhibit 99.2


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                                                                Final Transcript


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CCBNStreetEvents                                  ==>

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CCBN StreetEvents Conference Call Transcript

SHOO - Q1 2004 Steven Madden Earnings Conference Call

Event Date/Time: Apr. 27. 2004 / 10:00AM ET
Event Duration: N/A

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

CORPORATE PARTICIPANTS                  PRESENTATION
 Cara O'Brien
 Financial Dynamics - IR Contact        ----------------------------------------
                                        Operator
 Jamie Karson
 Steven Madden - CEO                       Good morning, ladies and gentlemen,
                                        and welcome to the Steven Madden Limited
 Richard Olicker                        conference call sponsored by Financial
 Steven Madden - President, COO         Dynamics. At this time, all participants
                                        are in a listen-only mode. Later, we
 Arvind Dharia                          will conduct a question-and-answer
 Steven Madden - CFO                    session. (OPERATOR INSTRUCTIONS). Any
                                        reproduction of this call in whole or in
                                        part is not permitted without prior,
                                        expressed, written authorization from
CONFERENCE CALL PARTICIPANTS            the Company. As a reminder, ladies and
 Scott Krasik                           gentlemen, this conference is being
 C.L. King & Assoc. - Analyst           recorded on April 27, 2004.

 Sam Poser                              I would now like to introduce your host
 Mosaic Research - Analyst              for today's conference, Ms. Cara O'Brien
                                        of Financial Dynamics. Please go ahead.
 Ezra Fallowman
 J.L. Advisors (ph) - Analyst           ----------------------------------------
                                        Cara O'Brien  - Financial Dynamics -
 John Shanley                           IR Contact
 Wells Fargo Securities - Analyst
                                           Good morning, everyone, and thank you
 Mark Cooper                            for joining this discussion of Steven
 Wells Capital - Analyst                Madden Limited's first-quarter results.

                                        By now, you should've received a copy of the press release, but if you have not, please call our offices at 212-850-5776 and we will send one out to you immediately.

                                        Before we begin, I would like to remind
                                        you that statements in this conference
                                        call that are not statements of
                                        historical or current fact constitute
                                        forward-looking statements within the
                                        meanings of the Private Securities
                                        Litigation Reform Act of 1995. Such
                                        forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different with the historical results or from any future results expressed or implied by such forward-looking statements. The statements contained herein are also subject to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the SEC. Also, please refer to the earnings release for more information on risk factors that could cause actual results to differ.

                                        Finally, please note that any
                                        forward-looking statements used in this
                                        call should not be relied upon as
                                        current after today's date.

                                        I would now like to turn the call over
                                        to Jamie Karson, Chief Executive Officer of Steven Madden Limited. Jamie, go ahead please.

                                        ----------------------------------------
                                        Jamie Karson  - Steven Madden - CEO

                                           Thanks, Cara. Good morning and thank
                                        you for joining us to a few Steven
                                        Madden Limited's results for the first
                                        quarter that ended March 31, 2004.

With me to discuss the business         We believe that this proves the health
are Richard Olicker, our                and viability of our business, as we
President and Chief Operating           have an enormously strong foundation on
Officer, and Arvind Dharia, our         which to build.
Chief Financial Officer.
                                        Now, I'd like to turn the call over to
As discussed when we reported           Richard, who will go through the
fourth-quarter results, we were         quarter's results in more detail.
cautious as we entered fiscal
2004, since we were continuing to       ----------------------------------------
integrate new wholesale divisions       Richard Olicker - Steven Madden -
as well as transition into new          President, COO
categories in the fashion
footwear landscape. As discussed           Thanks, Jamie. Let's review what
in detail on the last conference        happened in the quarter.
call, there are a number of
factors that must be considered         Net sales were essentially flat at 78.8
part of this evolution -- greater       million versus 78.7 million in the first
pricing pressure and a demanding        quarter of '03. Gross margin for the
mark-down environment in                first quarter increased 40 basis points
wholesale, increased advertising        to 39.7 percent, versus 39.3 percent
to support our brands, and              last year. This was primarily
additional personnel to support         attributable to margin improvement in
existing and new divisions.             wholesale. Also, our retail division,
                                        which generates higher gross margin than
All of this said, we're quite           wholesale, represented 30 percent of our
pleased with our overall                total, versus 27 percent of the total in
first-quarter results. Despite          the first quarter of '03.
the anticipated challenges, we
generated a 12 percent sales            As we had anticipated and detailed on
increase at retail, achieved a          our last call, operating expenses were
comp-store sales increase of 8          higher than last year in the comparable
percent, and posted net income of       period. This was due primarily to a few
29 cents, which is exactly in           things, including higher air freight
line with our internal plan as          expenses incurred in bringing fresh,
well as the current analyst             time-sensitive product to market,
estimate. Moreover, this keeps us       anticipated operating expense increases
on target to achieve our                associated with the support of our newer
previously stated expectations          wholesale division, a continuation of
for earnings in the range of            high levels of mark-down and allowance
$1.35 to $1.40 for fiscal 2004.         activity, increased advertising expense,
                                        and increased occupancy expense. This
To give you a brief overview of         translated into net income of 4.1
the quarter's divisional                million, versus 5 million last year, and
performance before I turn the           diluted earnings per share of 29 cents
call over to Richard, as outlined       per share versus 36 cents per share in
on the last call, in response to        the same period of '03. Importantly,
changes in industry trends and          this met both our internal plan and the
shifts in customer demand, we are       analysts' estimate.
aggressively evolving our
business from its traditional           Let's review what happened in each
casual base into broader                division during the quarter. For the
categories, including dress and         Company's Wholesale division, which is
tailored items. Importantly, this       comprised of seven brands, Steve Madden
shift in direction is being taken       Women's, Steve Madden Men's, l.e.i.,
as a result of listing to our           Stevies, Steven, Candie's and UNIONBAY,
customers, and it was our               revenues were 55.1 million versus 57.6
reactive model that enabled us to       million last year. It is important to
move quickly and immediately to         note that in 2003's first quarter,
meet the new demand.                    Wholesale revenues increased 20 percent.

As expected and planned, first to       Net sales of Steve Madden Women's
benefit from this strategy was          wholesale were 25.5 million versus 28.9
our retail division, where our          million in '03. As Jamie mentioned, this
flexibility and speed enabled us        was primarily a result of more
to achieve strong overall as well       conservative initial spring buying
as same-store sales increases.          patterns among our Wholesale customers,
                                        as Steve Madden established its
At wholesale, however, this             viability in new categories. While this
transition was initially met with       did result in lower sales, it also had
conservative buying patterns for        the effect of reducing initial spring
spring, 2004, as our brands             inventory positions with our wholesale
needed to establish their               customers. Against these reduced
viability as successful resources       inventories and lower sales plans, Steve
in these new categories. Against        Madden Women's achieved strong early
reduced plans, we achieved strong       spring sales and improved sales-to-stock
early spring sales and improved         performance. In turn, this has set a
sales-to-stock performance,             strong foundation for the remainder of
providing a good foundation for         spring. Our product is performing well,
the remainder of spring with our        our inventories are lean, and reorders
product performing well, our            are in the pipeline. Successes have
inventories lean and reorders in        included pointy-toe and rounded-toe
the pipeline. The effect of this        single-sole pumps and City sandals.
conservative initial buying for
spring is reflected in the              L.e.i. sales were 11.1 million, versus
wholesale sales generated in the        14.9 million in '03. Two issues need to
first quarter which, when taken         be considered in connection with this
together with retail, resulted in       performance.
flat total net sales versus the
first quarter last year.

Finally, I'd like to mention that
we remain in excellent financial
health. We ended the quarter with
a solid debt free balance sheet
with approximately 72.6 million
in cash, cash equivalents and
marketable securities, and total
stockholders equity of 164
million.

First, in 2003, l.e.i.'s net            denim-friendly dress shoes. Success
sales increased 28.4 percent over       within the dress category was an
those of 2002. Second, we               important achievement for the brand this
anticipated and planned for             quarter, creating opportunity for
declines in l.e.i. because their        additional new placements and wider
earlier buying patterns and             distribution this fall. Madden Men's is
longer production leadtimes made        being managed for a healthy season with
it extremely challenging to             our product performing well and our
redirect this brand in the midst        inventories lean, positioning us for a
of a fashion shift that was             strong back-to-school in fall.
quickly evolving away from
l.e.i.'s traditional casual base.       As announced last month, we've also
In response, the l.e.i. team has        hired a new President of Madden Men's to
introduced fresher, more                lead the division into the back half and
colorful, and more dress and            the years ahead.
tailored product, as well as more
ornament details, to energize the       Net sales of UNIONBAY, our license for
product assortment. While these         young men's footwear, were 49,000 in the
product initiatives are working,        quarter. Disappointing fall '03
we anticipate continued net sales       performance, together with a change in
challenges, going forward, as           product direction and the division's
l.e.i. establishes its viability        executive management team in the fourth
with customers in new categories.       quarter of '03, led us to bypass
                                        shipments of spring UNIONBAY product.
Sales of Stevies, our children's        While prospects for fall '04 are
brand, increased 9.6 percent to         somewhat-improved, we're cautious in our
3.3 million, versus 3 million in        outlook for contribution from UNIONBAY
'03. The increase was partly            for the remainder of '04.
anticipated as a result of the
commencement of shipping of Steve       Candie's, our newest division, was fully
Madden Kids to higher end               rolled out during the quarter and
department and better children's        generated net sales of 3.2 million.
independent shoe stores.                Major department and specialty store
                                        customers included select locations at
We recently announced the               Belk, Macy's West, Rich's, Bon Marche,
promotion of a new President to         Robinsons, Filene's, Carson's and
our Children's division, and            Nordstrom. Candie's achieved some very
we've also invested in additional       strong sell-throughs across the board
human resources in new sales and        from closed-up shoes to casual sandals
product development personnel           to novel foot-bed thongs.
focused exclusively on Children's
products. With this direct focus,       Moving onto our Retail division, as of
our plan is to turn our                 March 31, 2004, there were 83 stores in
Children's business into more           operation, including our Internet store.
significant sales and profit            Revenues increased 12.3 percent to 23.7
generators in the back half,            million, versus 21.1 million in 2003. We
despite continued price pressure        are very pleased with these results, in
from discount channels.                 light of the fact that we did not open
                                        any new stores in the first quarter. We
The Steven Collection posted a          do have two stores planned for opening
sales increase of 114 percent to        in the current quarter.
5.2 million in the first quarter,
versus sales of 2.5 million in          During the quarter, Retail was 30
2003. We have now fully                 percent of the total business, versus 27
positioned this business under          percent of the total last year. At the
the Steven label, where we will         end of the quarter, there were 79
enjoy marketing leverage as a           comp-stores, versus 71 last year.
Steve Madden division. Customers        Same-store sales rose 8 percent, a
reacted well to patterns                performance we are extremely pleased
delivered late in the fourth            with. This increase was achieved through
quarter, and we were able to            our immediate reaction to at-once demand
replenish key styles and increase       for boots late in the fourth quarter and
door count throughout the first         early into the first quarter. Fashion
quarter. We also initiated              boot and dress classifications accounted
Steven's open stock program this        for over 45 percent of our total
quarter, enabling customers to          business this quarter, representing a
generate weekly reorders with           significant shift away from the casual
improved turn and profitability.        closed-up shoes and booties that
                                        represented about the same proportion of
Feminine dress shoes and color          our business last year.
were the dominant trends for the
quarter. The Steven division            At the same time as generating strong
added Parisian to its customer          total and comp-store sales gains, this
roster in the first quarter, and        year, we planned and executed the
continued to add to its                 liquidation of most of our
independent store base. This            underperforming fall retail inventory
division continues to exceed            through our own stores instead of
internal expectations and to help       jobbing this product out at lower prices
sustain this momentum, we've            as we had in 2003. We also timed our
recently invested in stronger           transition to spring later this year in
sales management by promoting a         our Northeast and Midwest stores to more
sales manager for the division          closely reflect seasonal weather
and hiring sales executives to          patterns that saw very cold weather
represent the line in both the          persist throughout the first quarter in
Midwest and the West Coast.             those regions.

Sale of Madden Men's were 6.6
million versus 8.3 million in
2003. As we communicated on our
February call, the men's business
was planned down for spring, and
we also elected to cut back on
door count this season to focus
on more productive doors. This
had the anticipated effect of
reducing our net sales, but our
customers' inventories are now
down dramatically and their sales
have been exceeding plan. Our
current performance, supported by
open-stock replenishment of newer
goods, has enabled us to
introduce new product during the
first quarter. This has included
a very strong sport casual item,
new casuals that match dressier
uppers with casual bottoms, and

Our retail stores remain among          more and more strongly that the
the industry leaders in                 association, with this music icons and
productivity, generating $650 in        her promotion of Steve Madden through
sales per square foot for the           radio and print media as well as other
twelve months trailing March 31,        tie-ins around the country, is exceeding
'04.                                    our expectations for success.

Moving to our Other Income line,        With respect to our overall financial
in the first quarter, the               condition, we maintained a pristine
Company's Other Income line was         balance sheet, which speaks volumes to
1.4 million versus 1.7 million          the health and viability of our company.
during the same period last year.       As of March 31, 2004, our cash, cash
This includes the commission            equivalents and investment securities
income from our private-label           was 72.6 million. Inventories were at 26
division, Adesso-Madden, and            million, up from 24 million last year.
trademark royalties earned from         The reasons for the increase in
our licenses.                           inventory included two new stores coming
                                        on in the second quarter, our retail
Private-label income was 896,000,       ramping up in response to very strong
versus 1.1 million last year. The       first-quarter sales, the carry-forward
decrease was a result of the            of some fall '03 patterns in to fall
shift in receipts by                    '04, mostly boots, seasonal boots, and
private-label customers into            on the wholesale side, our need to
their second quarter and the            support our new Candie's division. These
migration of certain businesses         inventory levels, while somewhat
from a direct-from-factory to a         elevated, are not outside normal
landed-purchasing format.               parameters, all factors considered,
                                        including current business trend,
Licensing income was 520,000,           backorder and growth plan.
versus 572,000 for the same
period last year, due to a our          Our inventory turn was eight times for
termination of our handbag              the trailing 12-month period.
license. We are in negotiations
with a strong player to replace         Accounts Receivable were 47.4 million.
this important accessory
category, and we're committed to        Working capital was at 96.2 million.
broadening our brand beyond the
footwear classification and to          Total shareholders equity was at 164
finding suitable transactions and       million. Cash per share was $5.45 cents.
arrangements that will serve to         Book value was $12.31.
leverage our unique identity into
broader product categories.             We have no long or short-term debt.

Turning to the operations side,         Diluted shares outstanding were
early in the quarter, we moved to       14,374,000 shares.
a larger, modernized third-party
distribution facility in Southern       Now, let me turn the call back to Jamie,
California, adopting a proven           who will provide some closing remarks.
warehouse operating system and
assembling a full organization of
warehouse professionals to              ----------------------------------------
service our specific needs. These       Jamie Karson  - Steven Madden - CEO
upgrades make use of the latest
available technologies, prepare            Thank you, Richard. We are encouraged
us for handling our anticipated         by the progress made during the first
future growth and provide us with       quarter and are well positioned to
superior inventory management           execute the strategies outlined at the
capabilities.                           outset of the year. That said, we
                                        believe we are on track to achieving our
Finally, from a marketing               growth and profitability objectives for
perspective, it was a strong            2004 and are therefore comfortable with
quarter for brand reinforcement,        the outlook previously provided.
recognition and visibility. We
enjoyed terrific editorial              We continue to anticipate net sales will
coverage and product placement in       increase in the low single digits over
the first quarter. We embarked on       2003 and expect diluted earnings per
an expanded mall advertising            share to be in the range of $1.35 to
campaign. Millions across from          $1.40.
Macy's Herald Square on 34th
Street and Seventh Avenue viewed        Overall, we have a great foundation on
our provocative Steven Billboard,       which to build and are optimistic as we
and we continue to display our          move forward. We are confident that the
Steve Madden Billboard on Houston       core elements of our business,
Street in Soho before some of the       significant brand equity, a flexible
most concentrated retail foot           business model and a healthy balance
traffic in the world.                   sheet, will help us continue to generate
                                        industry-leading performance. Our plan
Our spring print campaign,              for future growth envisions a
appearing in April books that
were delivered in March, included
ads for Steve Madden in Cosmo
Girl, Lucky, Seventeen, Teen
People and YM, and Steven ads
appeared in Gotham, In Style,
Cosmo and Marie Claire, among
others.

From a highlight standpoint,
during the Super Bowl in Houston,
we hosted a meet-and-greet in our
store with NFL stores that
brought greater awareness toward
men's brand. We were also
prominently featured and
mentioned in the hit TV show,
"America's Next Top Model".
Finally, we sponsored Beyonce in
the Ladies First Tour, which
began its first leg in March with
Alicia Keyes and Missy Elliott.
As the tour continues, we feel
coordinated, methodical approach        QUESTION AND ANSWER
to expanding and further
diversifying the business and           ----------------------------------------
leveraging the strength of our          Operator
brands, all in an effort to
evolve into a true lifestyle               Thank you. (OPERATOR INSTRUCTIONS).
brand and experience for our            Scott Krasik from C.L. King.
customers.
                                        ----------------------------------------
As stated before, we are                Scott Krasik - C.L. King & Assoc. -
considering new licensing               Analyst
opportunities. We will focus on
expanding our retail base, and we          Hi, guys. Good morning. Can you give
will considers strategic                an idea of what of this 8 percent comp
acquisitions. However, we're            -- how much of that was the fur-lined
carefully weighing our options,         ug-type boot? I know you don't really
mindful of the importance of            give comp guidance, but do you see
selecting the right partners and        positive comps for the rest of the year?
developing the right strategic          I mean, you have some fairly easier
opportunities in order to be            comparisons in the back half.
successful in this endeavor.
                                        ----------------------------------------
Above all, we aim to deliver            Richard Olicker - Steven Madden -
enhanced shareholder value over         President, COO
the long-term and believe we're
taking the right steps to do so.           A fair amount was involved in what we
                                        will call the fashion boot category,
I hope that this call has been          where it took on dramatic growth in
informative. Thank you for your         January and I would say the first three
time and your interest. Now, we         weeks in February. But I wouldn't say
will turn the call back to the          that that was it because starting with
operator to take any of your            the third week in February, we started
business questions.                     to pick up dramatically in our dress
                                        category and sandal category, closed-up
                                        dress leading. So, it was a combination
                                        really, I would say, Scott, of fashion
                                        boots and the coming-on of closed-up
                                        dress and then opened-up sandals late in the quarter.

                                        ----------------------------------------
                                        Scott Krasik - C.L. King & Assoc. -
                                        Analyst

                                           Do you expect the comps to be
                                        positive for the rest of the year?

                                        ----------------------------------------
                                        Richard Olicker - Steven Madden -
                                        President, COO

                                           Well, as you said, we don't comment
                                        on our monthly comps. We are encouraged
                                        by early April results, and we're moving forward with our store-opening strategy.

                                        ----------------------------------------
                                        Scott Krasik - C.L. King & Assoc. -
                                        Analyst


                                           Okay. Maybe if you give us an idea of
                                        what sort of sales level you have to get to for UNIONBAY and Candie's to get positive expense leverage and maybe when will you get there, especially in Candie's? Will you get there in '04, or is it an '05 thing?

                                        ----------------------------------------
                                        Richard Olicker - Steven Madden -
                                        President, COO

                                           We really don't comment to that level
                                        of specificity. We do have detailed
                                        plants, which roll out to a
                                        profitability model as quickly as
                                        reasonable. We are falling a little bit
                                        behind that model as it relates
to UNIONBAY, obviously, and we          ----------------------------------------
believe we can reach model as it        Sam Poser - Mosaic Research - Analyst
relates to Candie's.
                                           Your gross margin improvement of the
---------------------------------       40 basis points, is that something that
Scott Krasik - C.L. King & Assoc.       will continue -- you expect to continue
- Analyst                               to improve throughout the year?

   Okay. I'm sure on beating            ----------------------------------------
somebody to the punch, but              Richard Olicker - Steven Madden -
anything in the next quarter or         President, COO
two that you can comment on on
the licensing front?                       Well as you know, gross margin is a
                                        focus, but we have to say that it's a
---------------------------------       focus within the context of a heightened
Jamie Karson - Steven Madden -          markdown and allowance demand at
CEO                                     wholesale. Also, as I referenced, as we
                                        self-liquidate inventories as opposed to
   Well, we're working on several       job (ph) them out at retail, that will
initiatives. Whether they happen        have gross margin effects on our Retail
in this quarter or the following        gross margins.
quarter or the fourth quarter, we
are working very hard on several        ----------------------------------------
different things to expand our          Sam Poser - Mosaic Research - Analyst
brand into other categories,
whether they be licenses or                Right. Then are you looking to do any
acquisitions.                           share buybacks with the cash?

---------------------------------       ----------------------------------------
Scott Krasik - C.L. King & Assoc.       Jamie Karson - Steven Madden - CEO
- Analyst
                                           As we've previously stated, Sam, we
   Are you saying that something        have the Board authorization to do that,
is going to happen in 2004, then?       and we are constantly weighing that as
                                        an option. As you know, there are many
---------------------------------       competing areas for our allocation of
Jamie Karson - Steven Madden -          cash, and we will continue to evaluate
CEO                                     that as a possibility.

   You know, I can't say with           ----------------------------------------
certainty. All I can tell you is        Sam Poser - Mosaic Research - Analyst
that we are optimistic and we're
working on it.                             One last question, just on -- excuse
                                        me, on your Steven line and on Men's and
---------------------------------       l.e.i. -- Stevens was very, very strong,
Scott Krasik - C.L. King & Assoc.       but the l.e.i. and Men's have been
- Analyst                               tough. Do you think that Steven is
                                        gaining momentum and the other two are
   Okay, thanks, guys.                  going to not quite be as bad, going
                                        forward, or are we looking at the same
---------------------------------       -- do you think we're looking at similar
Operator                                kinds of numbers throughout the rest of
                                        the year?
   Sam Poser (ph) from Mosaic
Research.                               ----------------------------------------
                                        Richard Olicker - Steven Madden -
---------------------------------       President, COO
Sam Poser - Mosaic Research -
Analyst                                    Well, I think that there are two
                                        questions, really. One is, is the
   Good morning. Going back to --       momentum turning in a business like
in shopping around, it sounds           Men's? I believe the answer to that
like your momentum at retail --         question is yes, although we are up
can you talk about the momentum         against comps that we can't really say
through the quarter? You                for sure what we -- although we have a
mentioned briefly, you mentioned        plan -- where we will end up as against
it into April -- and then talk          comps to last year.
all about your wholesale momentum
through the quarter?                    The good news is that, on much lower
                                        sales plans and much lower inventory in
---------------------------------       the marketplace, our sales-to-stock
Richard Olicker - Steven Madden -       performance is strong enough to warrant
President, COO                          not only reorder business but the
                                        placement of an open stock program in
   Well, as we stated on the call,      new products. Also, the traction, if you
the retail -- you can look at           will, in our dress product in Men's
retail in our business as kind of       bodes well for the future for a broader
a leading indicator. Momentum           assortment within Men's and also toward
started early and is continuing.
We're starting to see that
momentum, or have seen that
momentum picked up against lower
sales plan and lower inventory
levels at wholesale. So, I would
say that the chase is on and the
reorder chase to the wholesale
channel -- we're in the midst of
that right now.

the trend that is working today,        ----------------------------------------
namely dress-type shoes in men's        Richard Olicker - Steven Madden -
and dress-uppers on casual              President, COO
bottoms in particular.
                                           I have the inventory and Arvind will
So, we're feeling good about the        give you the CapEx. It was 26 million
worm turning as it relates to           this year versus 24 last year.
Men's. I see it really a
continued challenge throughout          ----------------------------------------
the rest of the year but                Unidentified Speaker
improving as we move through the
back half.                                 That was the inventory?

As to l.e.i. I really believe           ----------------------------------------
that we will start to see some of       Richard Olicker - Steven Madden -
the benefits from having                President, COO
redefined that brand away from
its casual roots towards a                 Yes.
dressier model. But I don't see
that happening in terms of really       ----------------------------------------
performance and sales until,            Arvind Dharia - Steven Madden - CFO
again, the back half.
Back-to-school is going to be a         (indiscernible) back in the first
real challenge there because            quarter '04 2 million.
there was a lot of volume and a
lot of basic casual-type footwear       ----------------------------------------
that is going to need to be             Unidentified Speaker
partially replaced and not fully
replaceable with dress-type                That's the operating -- I'm sorry,
shoes, more tailored-type shoes         the CapEx. What was the operating cash
and casual shoes that are going         flow?
to be planned down as much as 40
to 50 percent.                          ----------------------------------------
                                        Arvind Dharia - Steven Madden - CFO
---------------------------------
Sam Poser - Mosaic Research -              Operating cash flow is decreased 11
Analyst                                 million.

   Just one follow-up on your           ----------------------------------------
comment about the gross margins         Unidentified Speaker
and the markdown allowances and
so on -- with you playing                  Eleven million, okay, great. Then
catch-up and your inventories           with regards to the women's business, it
being in so much better position        seems like you have some pretty positive
than they were, or in very good         momentum and gaining traction in some of
position, and you are chasing           the new styles out there. Is it a fair
down business, wouldn't that            assumption that, during the next quarter
reduce the necessity of the             and throughout the rest of the year,
markdown allowances and so on?          performance in that division may exceed
                                        on both the sales and the margin
---------------------------------       component, compared to last year?
Richard Olicker - Steven Madden -
President, COO                          ----------------------------------------
                                        Richard Olicker - Steven Madden -
   In theory, yes, but you've got       President, COO
to have your inventories very
well-managed and you have got to           I think that it would be very
make sure you don't deliver too         aggressive to say that, because we're
much, too late, so that you would       looking at a 2003 net sales numbers
have sufficient time at                 (sic) that were built on a very
sufficiently high retail to have        aggressive and successful '02, so -- and
a high enough sell-through as to        then, in fact, if I could do it all over
not generate a late markdown.           again, I would have delivered a lot less
That's why I'm saying that the          in fall '03 than we actually did. So
spotlight remains on; hot product       part of the challenge is the comp.
delivered to deliver to
sell-through at full retail is a        What I think we're focused on doing now,
challenge. So, it's a challenge         what I know we are focused on doing is
of quantity and scale.                  delivering the right product at the
                                        right time, not too much of the wrong
---------------------------------       product.
Sam Poser - Mosaic Research -
Analyst                                 So, we have a plan; it is an aggressive
                                        plan but it's not really aimed at
   Great, thanks.                       blowing the cover off the ball; it's
                                        getting as much product out there as is
---------------------------------       right and can be absorbed through the
Operator                                retail channel.

(indiscernible) Kearny (ph) from
Royal Capital.

---------------------------------
Unidentified Speaker

   Good morning. A couple of
quick questions -- one, I'm
sorry, I couldn't hear on the
inventory numbers. Could you just
give me the inventory number
again? Also, if you have them,
the operating cash flow and the
CapEx for the quarter?

---------------------------------       (OPERATOR INSTRUCTIONS). John Shanley,
Unidentified Speaker                    Wells Fargo Securities.

   Great, thanks very much.             ----------------------------------------
                                        John Shanley - Wells Fargo Securities -
---------------------------------       Analyst
Operator
                                           Good morning. Richard, I wonder if
   Ezra Fallowman (ph) from J.L.        you can give us an indication whether
Advisors (ph).                          there has been a significant shift
                                        during the spring selling season in
---------------------------------       terms of the channels of distribution
Ezra Fallowman - J.L. Advisors          you are selling in most of your
(ph) - Analyst                          wholesale product, from what you may
                                        have done in the spring of '03. What's
   Hi, guys. Good quarter. I just       the indication that you have in terms of
wanted to follow-up on in terms         channel fill for the back half of the
of the free cash flow guidance          year, based on whatever orders you may
for the year, what was that             have gotten in from WSA or from Fanny or
number again? Can you remind me?        some of the other trade shows?

---------------------------------       ----------------------------------------
Arvind Dharia - Steven Madden -         Richard Olicker - Steven Madden -
CFO                                     President, COO

   Thirteen million.                       For the most part, there hasn't been
                                        a dramatic shift in channels by
---------------------------------       division. As you know, we really
Ezra Fallowman - J.L. Advisors          organize ourselves vertically by brand,
(ph) - Analyst                          directing distribution by retail
                                        channel.
   Thirteen million? Great. So,
as you think about the cash             ----------------------------------------
balance and expecting another 13        John Shanley - Wells Fargo Securities -
million or so of free cash flow         Analyst
incoming this year -- and this is
kind of a follow-up on an earlier          If you looked at all of the brands
question -- you guys had said on        collectively, Richard, has there been
the last call that you take a           more movement into department stores,
more aggressive look at some of         less into the specialty guys like
the options for use of cash,            Kearney's and some of the other guys
including buybacks. Can you kind        that you do a lot of business with?
of update us on what's happened
since the last call and when            ----------------------------------------
should we expect a decision to be       Richard Olicker - Steven Madden -
made on the use of cash?                President, COO

---------------------------------          I would say, you know, with the
Jamie Karson - Steven Madden -          addition of Candie's, which was
CEO                                     predominantly a department store launch,
                                        and with some of the reduction in l.e.i.
   Well, as we said earlier, you        coming from the department stores, it's
know, we have our Board                 kind of awash from an overall wholesale
authorization in place to buy           standpoint. But I would say that we are
back shares, and a strong cash          still pretty much equally distributed in
position, as you know, is               the specialty channels and department
critical to our business, and it        store channels.
allows us to do certain things
and pursue certain opportunities,       ----------------------------------------
which we are doing. It's hard to        John Shanley - Wells Fargo Securities -
say for sure; I can't say to you        Analyst
today that we are aggressively in
the market buying back shares. We          Okay, and that's likely to be the
are weighing that as an                 case in the back half as well?
opportunity. We are certainly
opportunistic there. We're going        ----------------------------------------
to be opening up stores this            Richard Olicker - Steven Madden -
year; that's going to take up           President, COO
some of our money, and we are
always pursuing strategic                  Yes.
acquisitions.
                                        ----------------------------------------
---------------------------------       John Shanley - Wells Fargo Securities -
Ezra Fallowman - J.L. Advisors          Analyst
(ph) - Analyst
                                           Okay, great. Just on the store
   Okay, great. Thanks, guys.           portion of your business, can you give
                                        us a store count at the end of Q1 and
---------------------------------       also what your expectations are in terms
Operator                                of number of stores you'll have open at
                                        the end of the fiscal year?

---------------------------------       ----------------------------------------
Richard Olicker - Steven Madden -       Richard Olicker - Steven Madden -
President, COO                          President, COO

   We had 83 at the end of --              Primarily option-related.
total store count, John?
                                        ----------------------------------------
---------------------------------       Operator
John Shanley - Wells Fargo
Securities - Analyst                       Scott Krasik, C.L. King.

   Yes, total store count.              ----------------------------------------
                                        Scott Krasik - C.L. King & Assoc. -
---------------------------------       Analyst
Richard Olicker - Steven Madden -
President, COO                             Yes, just a quick follow-up on the
                                        store opening -- do you have any leases
   Total stores were 83 at the          signed for the fourth quarter, or
end of the first quarter.               letters of intent for new stores?

---------------------------------       ----------------------------------------
John Shanley - Wells Fargo              Richard Olicker - Steven Madden -
Securities - Analyst                    President, COO

   Do you have a break-out                 Let's just see, hold on.
between the outlet and the
in-line stores?                         ----------------------------------------
                                        Scott Krasik - C.L. King & Assoc. -
---------------------------------       Analyst
Richard Olicker - Steven Madden -
President, COO                             Not necessarily locations, but --?

   Yes, I do; let me grab it. We        ----------------------------------------
have 76 Steve Madden retail             Richard Olicker - Steven Madden -
concept shops, one outlet, one          President, COO
Steven store, four Shoe-Biz
stores, which we count inside our          We have two leases signed --
outlets, and one Internet store.        (Multiple Speakers) -- the fourth
                                        quarter.
---------------------------------
John Shanley - Wells Fargo              ----------------------------------------
Securities - Analyst                    Jamie Karson - Steven Madden - CEO

   Great. Expectations for the             Right.
end of the fiscal year?
                                        ----------------------------------------
---------------------------------       Scott Krasik - C.L. King & Assoc. -
Jamie Karson - Steven Madden -          Analyst
CEO
                                           Okay. Just sort of and how you would
   For the second quarter, we're        rake the licensing opportunities?
going to open up four stores,           Obviously finding a handbag partner is a
Pentagon City, Bay Terrace,             priority, but can you just sort of list
Christiana Mall in Delaware, and        out ranking in terms of priorities of
Sterling Heights in Michigan. The       what licensing deals you'd like to get
third quarter, we're planning to        involved with maybe?
open four more stores in
Riverchase, Birmingham, Oak Park,       ----------------------------------------
Kansas City, North Point in             Richard Olicker - Steven Madden -
Atlanta and South Park in               President, COO
Charlotte. For fourth quarter, we
will have to get that to you; I            Our first interest is in replacing
don't have that handy.                  natural accessory item to footwear,
                                        which is handbags. We're working on that
---------------------------------       as we speak. We see some other accessory
John Shanley - Wells Fargo              product categories as ripe and strong
Securities - Analyst                    opportunities for us, namely in the
                                        areas, for example such as winter
   Jamie, are those all                 accessory items, scarves, ear muffs,
anticipated being concept shops?        hats, things like that. So, those are
                                        two areas that we're working on now.
---------------------------------
Jamie Karson - Steven Madden -          ----------------------------------------
CEO                                     Scott Krasik - C.L. King & Assoc. -
                                        Analyst
   Yes.

---------------------------------
John Shanley - Wells Fargo
Securities - Analyst

   Okay, fine. The last question
I had is the amount of diluted
shares outstanding was up about
0.5 million. Was that
option-related or was there
something else going on?

   Okay. Then, you know, probably          okay. Then talking about the
not this year, but then you could       opportunities for some of the other
see watches and belts and --            brands in, like, the Famous Footwears of
(multiple speakers).                    the world -- I mean, would you see a
                                        correlation, a pick-up, as
---------------------------------       (indiscernible) Famous Footwear, for
Jamie Karson - Steven Madden -          example, has just gone positive, that
CEO                                     comps -- I mean, does that --?

   I think the more meaningful          ----------------------------------------
category would be apparel, and          Richard Olicker - Steven Madden -
there's no timetable on that but        President, COO
we are pursuing several
opportunities.                             As it relates to Children's?

---------------------------------       ----------------------------------------
Scott Krasik - C.L. King & Assoc.       Scott Krasik - C.L. King & Assoc. -
- Analyst                               Analyst

   Just two more quick ones -- at          Yes.
what price level does it -- is it
still accretive for you to buy          ----------------------------------------
back shares at 21, 20 -- in that        Richard Olicker - Steven Madden -
range?                                  President, COO

---------------------------------          Yes.
Jamie Karson - Steven Madden -
CEO                                     ----------------------------------------
                                        Operator
   Yes.
                                           One final question from Mark Cooper
---------------------------------       (ph), Wells Capital.
Scott Krasik - C.L. King & Assoc.
- Analyst                               ----------------------------------------
                                        Mark Cooper - Wells Capital - Analyst
   Okay. Are there any areas of
distribution or maybe changing             Good morning. I'm looking at the
for your kid's business that you        fully diluted share count. Somebody
are either getting into this year       mentioned this a minute ago. It looks
or moving away from?                    like, in the last three years, it's gone
                                        up about 20 percent, and cash has also
---------------------------------       continued to rise. I look at your
Richard Olicker - Steven Madden -       industry and it just seems to me it's
President, COO                          pretty mature. I don't see how you can
                                        deploy that capital. It's hard for me to
   As I said on the call, we've         contemplate what sort of strategic
hired a new President of the            decisions you could make that would eat
Children's division, and we are         up the cash balance that you have and
really organizing ourselves along       why that shouldn't be deployed to buying
a similar branding strategy for         in the dilution that's been put on the
all of our brands in Children's,        Company through options in the last
as we have in our other                 couple of years. It's hard for me to
divisions. So, for example, one         contemplate, with your free cash flow
of the areas of new distribution        and the cash on the balance sheet, what
is higher-end for Steve Madden          in the world could Steve Madden possibly
Children's product, meaning Steve       do that would require that cash?
Madden in the sock label
distributed at better department        ----------------------------------------
stores and higher-end specialty         Richard Olicker - Steven Madden -
independent shoe stores, of which       President, COO
it's a small business but we want
the best product -- leather                I think the best answer, Mark, is
uppers, leather linings -- for          that we could do some of a lot of
Steve Madden-branded products in        things. One could be a share repurchase;
the high-end -- Stevies and             another could be an intelligent,
Candie's taking lower                   accretive acquisition; another could be
distribution channels, although         a more aggressive expansion strategy as
Candie's mimicking the                  it relates to our own retail stores;
distribution channels of Candie's       another could be the opening of our own
women's product in department           business, outside of footwear, or an
stores below, say, a Nordstrom          acquisition outside of juniors in
level.                                  footwear.

We think that by tiering the            So, I disagree with you in your
distribution channel within             assumption that there's nothing that we
Children's, we're going to absorb       can find to do with our cash.
more marketshare. With the hiring
of specific product-development         ----------------------------------------
people for the Children's               Mark Cooper - Wells Capital - Analyst
product, we're going to be
incorporating more fit and
comfort features within the
product itself, so we're really
focused a little bit more
directly into the Children's
businesses from a distribution,
from a sales and from a product
development standpoint. We
believe that that should pay
dividends over the next year.

---------------------------------
Scott Krasik - C.L. King & Assoc.
- Analyst

   I didn't say that there was          ----------------------------------------
nothing; I was saying it is hard
for me to contemplate because           Disclaimer
certainly, in the last three to
four years as a company, you            CCBN reserves the right to make changes
haven't done anything with it;          to documents, content, or other
you've continued to accumulate          information on this web site without
capital and not be a net spender        obligation to notify any person of such
of capital. So, it's basically a        changes.
drain on the return on the equity
of the Company. That's just             In the conference calls upon which Event
reading straight from the numbers       Transcripts are based, companies may
that you publish. So, I think the       make projections or other
industry is not growing enough          forward-looking statements regarding a
for you to make those kinds of          variety of items. Such forward-looking
things - -those decisions you're        statements are based upon current
talking about. I think that we've       expectations and involve risks and
diluted the EPS by issuing the          uncertainties. Actual results may differ
shares and the options, which I'm       materially from those stated in any
fine for, but the Company could         forward-looking statement based on a
easily use its capital right now        number of important factors and risks,
to rein in that dilution.               which are more specifically identified
                                        in the companies' most recent SEC
---------------------------------       filings. Although the companies may
Jamie Karson - Steven Madden -          indicate and believe that the
CEO                                     assumptions underlying the
                                        forward-looking statements are
   You are correct.                     reasonable, any of the assumptions could
                                        prove inaccurate or incorrect and,
---------------------------------       therefore, there can be no assurance
Arvind Dharia - Steven Madden -         that the results contemplated in the
CFO                                     forward-looking statements will be
                                        realized.
   Let me let you know, in 2001,
we bought back 900,000 shares --        THE INFORMATION CONTAINED IN EVENT
(Multiple Speakers) -- right now,       TRANSCRIPTS IS A TEXTUAL REPRESENTATION
Company-owned 1.2 million               OF THE APPLICABLE COMPANY'S CONFERENCE
treasury stocks. If we bought           CALL AND WHILE EFFORTS ARE MADE TO
back -- not like the last four          PROVIDE AN ACCURATE TRANSCRIPTION, THERE
years, (indiscernible) last two         MAY BE MATERIAL ERRORS, OMISSIONS, OR
years, we are (indiscernible).          INACCURACIES IN THE REPORTING OF THE
                                        SUBSTANCE OF THE CONFERENCE CALLS. IN NO
---------------------------------       WAY DOES CCBN OR THE APPLICABLE COMPANY
Mark Cooper - Wells Capital -           ASSUME ANY RESPONSIBILITY FOR ANY
Analyst                                 INVESTMENT OR OTHER DECISIONS MADE BASED
                                        UPON THE INFORMATION PROVIDED ON THIS
   Okay.                                WEB SITE OR IN ANY EVENT TRANSCRIPT.
                                        USERS ARE ADVISED TO REVIEW THE
---------------------------------       APPLICABLE COMPANY'S CONFERENCE CALL
Operator                                ITSELF AND THE APPLICABLE COMPANY'S SEC
                                        FILINGS BEFORE MAKING ANY INVESTMENT OR
   At this time, it appears there       OTHER DECISIONS.
are no further questions. Please
continue with any closing               (C)2004, CCBN, Inc. All Rights Reserved.
comments.
                                        ----------------------------------------
---------------------------------
Jamie Karson - Steven Madden -
CEO

   Well, we thank you for
participating in the call, and we
look forward to speaking with you
on the next call. Thank you.

---------------------------------
Operator

   Ladies and gentlemen, that
does conclude our conference call
for today. You may all disconnect
and thank you for participating.